State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

JBB

RECEIVED
AUG 26 2016
Utah Div. of Corp. & Comm. Code

AUG 26 '16 PM12:22

Entity Number: 7971407-0142

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: CH Real Estate II, Inc.

2. The date the following amendment(s) was adopted: August 18, 2016

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

Article 3, Shares, is stricken in its entirety and replaced with the amended Article 3, attached hereto in Exhibit A.

Article 7, Control Shares Aquisition Act, attached hereto in Exhibit A, is added in its entirety.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: Chief Executive Officer

Date: August 18, 2016

Date: 08/26/2016
Receipt Number: 6542649
Amount Paid: $37.00

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

01/14

Exhibit A

3. **Shares.** The number of shares the Corporation is authorized to issue is 210,000,000. 200,000,000 of such shares shall be Common Stock, no par value, and 10,000,000 of such shares shall be Preferred Stock, no par value.

The Corporation's Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Article 3 and/or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolutions or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, multiple (i.e., each share of Preferred Stock having multiple votes while each share of Common Stock has a single vote) or limited, or no voting powers, and such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including without limitation dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Utah Revised Business Corporation Act. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock or any other series to the extent permitted by law. No vote of the holders of the Preferred Stock or Common Stock shall be prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Article 3, the right to enjoy such vote being expressly waived by all present and future holders of the capital stock of the Corporation. The resolutions providing for issuance of any series of Preferred Stock may provide that such resolutions may be amended by subsequent resolutions adopted in the same manner as the preceding resolutions. Such resolutions shall be effective upon adoption, without the necessity of any filing with the Utah Division of Corporations or otherwise.

Immediately upon the filing of this amended Article 3 to the Corporation's Articles of Incorporation with the Utah Division of Corporations, the outstanding shares of the Corporation's Common Stock shall be immediately split at an exchange ratio of 10 post-split shares for each pre-split share.

7. **Control Shares Acquisition Act.** The Corporation elects to opt out of the provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., as they may apply to the Corporation or any transaction involving the Corporation. The provisions of the Control Share Acquisitions Act, UTAH CODE ANN. § 61-6-1, et seq., shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of Utah Code Ann. Section 61-6-1 et seq.